Exhibit 10.2

PG&E CORPORATION
2006 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below.  The Restricted Stock Units have been granted under the PG&E Corporation 2006 Long-Term Incentive Plan, as amended (the “LTIP”).  The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).

Date of Grant:                       March 9, 2009

Name of Recipient:                                                                .

Last Four Digits of Recipient’s Social Security Number:

Number of Restricted Stock Units:                                                                .

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement.  You are also acknowledging receipt of this Grant, the attached Agreement, and a copy of the prospectus describing the LTIP and the Restricted Stock Units dated March 1, 2009.

Recipient:
                                                              (Signature)

Attachment

Please sign and return to PG&E Corporation, Human Resources,
One Market, Spear Tower, Suite 400, San Francisco, California 94105.

PG&E CORPORATION

2006 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

The LTIP and Other Agreements
This Agreement constitutes the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP.  Any prior agreements, commitments, or negotiations are superseded.  In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP shall govern.  Capitalized terms that are not defined in this Agreement are defined in the LTIP.  In the event of any conflict between the provisions of this Agreement and the PG&E Corporation Officer Severance Policy, this Agreement shall govern. For purposes of this Agreement, employment with PG&E Corporation shall mean employment with any member of the Participating Company Group.

Grant of Restricted Stock Units
PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement.  The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Restricted Stock Units
As long as you remain employed with PG&E Corporation, 20 percent of the total number of Restricted Stock Units originally subject to this Agreement, as shown above on the cover sheet, will vest on the first business day of March of each of the first, second and third years following the Date of Grant, and the additional 40 percent of the total number of shares of Restricted Stock Units will vest on the on the first business day of March of the fourth year following the Date of Grant (collectively, the “Normal Vesting Schedule”).  The amounts payable upon each vesting date are hereby designated separate payments for purposes of Code Section 409A.  Except as described below, all Restricted Stock Units subject to this Agreement which have not vested upon termination of your employment shall then be automatically cancelled. As set forth below, the Restricted Stock Units may vest earlier upon the occurrence of certain events.

Dividends
Restricted Stock Units will accrue Dividend Equivalents in the event cash dividends are paid with respect to PG&E Corporation common stock having a record date prior to the date on which the Restricted Stock Units are settled.  Such Dividend Equivalents will be converted into cash and paid, if at all, upon settlement of the underlying Restricted Stock Units.

Settlement
Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock.  PG&E Corporation shall issue such shares as soon as practicable after the Restricted Stock Units vest in accordance with the Normal Vesting Schedule (but not later than sixty (60) days after the applicable vesting date); provided, however, that such issuance shall, if earlier, be made with respect to all of your outstanding vested Restricted Stock Units (after giving effect to the vesting provisions described below) as soon as practicable after (but not later than sixty (60) days after) the earliest to occur of your (1) Disability (as defined under Code Section 409A), (2) death or (3) “separation from service,” within the meaning of Code Section 409A within 2 years following a Change in Control.

Voluntary Termination
In the event of your voluntary termination (other than Retirement), all unvested Restricted Stock Units will be cancelled on the date of termination and any associated Dividend Equivalents that have not yet been converted shall be forfeited on the date of termination.

Retirement
In the event of your Retirement, unvested Restricted Stock Units will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement; provided, however that in the event of your Retirement within 2 years following a Change in Control, all of your Restricted Stock Units shall vest and be settled as soon as practicable after (but not later than sixty (60) days after) the date of such event.  Your voluntary termination of employment will be considered to be a Retirement if you are both age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least five consecutive years ending on the date of termination of your employment.

Termination for Cause
If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause, all unvested Restricted Stock Units will be cancelled on the date of termination.  In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause and you are an officer in Bands 1-5, any unvested Restricted Stock Units that would have vested during the period of the “Severance Multiple” under the Officer Severance Policy will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement.  In the event of your involuntary termination other than for cause, if you are not an officer in Bands 1-5, any unvested Restricted Stock Units that would have vested within the 12 months following such termination had your employment continued will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement.  All other unvested Restricted Stock Units will be cancelled on the date of termination.

Death/Disability
In the event of your death or Disability while you are employed, all of your Restricted Stock Units shall vest and be settled as soon as practicable after (but not later than sixty (60) days after) the date of such event.  If your death or Disability occurs following the termination of your employment and your Restricted Stock Units are then outstanding under the terms hereof, then all of your vested Restricted Stock Units plus any Restricted Stock Units that would have otherwise vested during any continued vesting period hereunder shall be settled as soon as practicable after (but not later than sixty (60) days after) the date of your death or Disability.

Termination Due to Disposition of Subsidiary
(1) If your employment is terminated (other than termination for cause,  your voluntary termination, or your Retirement) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or (2) if your employment is terminated (other than termination for cause, your voluntary termination, or your Retirement) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, the Restricted Stock Units shall vest and be settled in the same manner as for a “Termination other than for Cause” described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Restricted Stock Units subject to this Agreement.

If the Restricted Stock Units are neither assumed nor continued by the Acquiror or if the Acquiror does not provide a substantially equivalent award in substitution for the Restricted Stock Units, all of your unvested Restricted Stock Units shall automatically vest immediately preceding and contingent on, the Change in Control and be settled in accordance with the Normal Vesting Schedule, subject to the earlier settlement provisions of this Agreement.

Termination In Connection with a Change in Control
If you separate from service (other than termination for cause, your voluntary termination, or your Retirement) in connection with a Change in Control within three months before the Change in Control occurs or within two years following the Change in Control, all of your outstanding Restricted Stock Units (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this Award) shall automatically vest on the date of the Change in Control or the date of such separation, whichever is later.  In the event of such a separation in connection with a Change in Control within two years following the Change in Control, your Restricted Stock Units will be settled as soon as practicable after (but not later than sixty (60) days after) the date of such separation.  In the event of such a separation in connection with a Change in Control within three months before the Change in Control occurs, your Restricted Stock Units will be settled in accordance with the Normal Vesting Schedule (without regard to the requirement that you be employed) subject to the earlier settlement provisions of this Agreement.

PG&E Corporation shall have the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Delay
PG&E Corporation shall delay the issuance of any shares of common stock to the extent it is necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six (6) month period following the date of your “separation from service” under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

Withholding Taxes
Prior to any event in connection with the Restricted Stock Units (e.g., vesting) that PG&E Corporation determines may result in any tax withholding obligation, whether United States federal, state, local, or non-U.S., including any social insurance, employment tax, payment on account, or other tax-related obligation (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to PG&E Corporation.

PG&E Corporation may, at its discretion, provide you with one or more of the following methods to satisfy your Tax Withholding Obligation:

● Sell shares of PG&E Corporation common stock issuable to you and use the sales proceeds to pay the amount due. (PG&E Corporation may be able to assist you in selling your shares through a broker so that you can use the sales proceeds to satisfy applicable taxes.)

●  Pay the amount due by cash or check.

●  Instruct PG&E Corporation to withhold from the shares of PG&E Corporation common stock issuable to you a number of whole shares of Stock having a Fair Market Value, as determined by PG&E Corporation, equal to all or any part of the amount due, up to the amount of your Tax Withholding Obligation calculated using the applicable minimum statutory withholding rates.  If the withheld shares were not sufficient to satisfy your minimum Tax Withholding Obligation, you would be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed.  If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment.  See above under “Voluntary Termination.”

Notwithstanding the foregoing, if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you shall be deemed to have had a “separation from service” for purposes of any Restricted Stock Units that are settled hereunder upon such separation.  To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six (6) month period in the prior sentence shall be twenty-nine (29) months.

PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights
You shall not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent).

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation.  Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.